Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED STATES FEDERAL COURT OF APPEALS RULES IN FAVOR OF KORU MEDICAL SYSTEMS

CHESTER, NY – April 13, 2020 - Repro Med Systems, Inc. dba KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”) today announced that on April 9, 2020 The United States Court of Appeals for the Federal Circuit (“the Federal Circuit Court”) affirmed an earlier decision by the United States District Court for the Eastern District of Texas (Case No. 2:15-CV-01167-JRG-RSP) that granted KORU Medical’s motion for summary judgement of non-infringement against EMED Technologies (“EMED”).

As previously reported, EMED filed the case on June 25, 2015 claiming patent infringement on one of its patents by the Company’s needle sets and seeking unspecified monetary damages.

About KORU Medical Systems

KORU Medical Systems develops, manufactures and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Contacts:

The Equity Group Inc.

Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
mailto:dsullivan@equityny.com	kahl@equityny.com